Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Dividend Advantage
Municipal Fund
811-09135

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012 and then to June 15, 2012.

Final voting results for June 15, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares voting together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                          6,128,472
                    2,014,856
   Against
                             422,626
                       141,650
   Abstain
                             233,526
                         47,400
   Broker Non-Votes
                          2,152,508
                       748,142
      Total
                          8,937,132
                    2,952,048



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
                          6,133,280
                    2,021,306
   Against
                             445,763
                       145,150
   Abstain
                             205,581
                         37,450
   Broker Non-Votes
                          2,152,508
                       748,142
      Total
                          8,937,132
                    2,952,048

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168